Exhibit 10.2

Loan Agreement (For both Automatic Change and Fixed Rate)

Borrowing date
November 30, 2020

To: Resona Bank, Limited			Registered seal for bank account for repayment

Address:

		stamped seal	Please affix seal if it differs from the seal for this Agreement
Borrower:	Yoichi Ochiai Representative Director Pixie Dust Technologies, Inc. Sumitomo Fudosan Suidobashi Nishiguchi Bldg. F3 2-20-5 Kanda-misakicho Chiyoda-ku, Tokyo

Address:

Cosigner:

Address:

Cosigner:

After agreeing to this Agreement and each provision of the separately-executed banking transaction agreement, Borrower has borrowed and received money from Resona on the borrowing date pursuant to the key terms set forth below. (Check one of the boxes for each item.)

Article 1 (Summary of Loan)

Amount	JPY 40,000,000

Use of funds	Long-term working capital

Final repayment deadline	November 30, 2025

Interest rate	1.700% per annum (prorated based on a 365-day year)

Repayment method	☐ Lump-sum repayment on the due date ☑ Repayment in installments

	Repayment term or repayment date	Repayment day	Repayment interval	Repayment amount (JPY)
	December 31, 2022 to October 31, 2025	31st day	1 month	JPY 1,111,000
	November 30, 2025			JPY 1,115,000

(Section for Acceptance of Explanation and Receipt of Copy)

•  We have received an explanation regarding the contents of this Agreement and received a copy.

[Cosigner]

•  We have received an explanation regarding the “Banking Transaction Agreement” and the details of the joint and several guaranty, and also received the “Information regarding the Banking Transaction Agreement” and “Information regarding Joint and Several Guaranty.”

stamped seal

Interest payment method

☐ On the borrowing date, we will prepay the interest for the period from the borrowing date until the final repayment deadline.

☑   On the borrowing date, we will pay the interest for the period from the borrowing date to December 31, 2020, and thereafter, we will prepay the monthly interest on the 31st day of each month; provided, however, that on the final interest payment date, we will prepay the interest up to the final repayment deadline.

Treatment of holidays

☐ If the principal and interest repayment date falls on a holiday, the previous business day will be the repayment date.

☐ If the principal and interest repayment date falls on a holiday, the next business day will be the repayment date.

☑ If the principal and interest repayment date falls on a holiday, the next business day will be the repayment date; provided, however, that if the next business day falls in the next month, the immediately-preceding business day will be the principal and interest repayment date.

Bank account for repayment	Resona Bank, Limited Tokyo Sales Dept.	Type Ordinary Savings	Account No.

Special Provisions

1.  Subject to the guaranty by the Tokyo Credit Guarantee Corporation dated October 9, 2020.

2.  ☑ The interest rate will not change during the borrowing period.

☐   We agree that the interest rate will change during the borrowing period according to the criteria below:

(i) The interest rate is based on the rate set forth below (the “Base Rate”) and, when there is a change in the Base Rate in the future, the rate will be increased or decreased by the same amount as the change in the Base Rate. We confirm that the Base Rate as of today is as follows:

	Base Rate	☐ Short-term prime rate ☐ Long-term prime rate	%

(ii)  If there is a change in the financial situation or any other reasonable cause similar thereto, Borrower or Resona may request a consultation regarding the changing of the Base Rate or interest rate and the agreement on the timing and method of interest payment to a level that is considered generally reasonable.

(iii)  A change in the interest rate will apply from the day after the first interest payment date on or after the date of change in the Base Rate.

3.  This Agreement will be formed when Resona actually delivers the money to Borrower, and Resona will have no obligation to lend to Borrower under this Agreement.

Article 2 (Prepayment)

If Borrower will be repaying the amount borrowed, in whole or in part, before the final repayment deadline, it shall pay the administrative fee specified by Resona for the prepayment; provided, however, that if there is a change in the administrative fee, Borrower shall subsequently pay the modified administrative fee. The foregoing will also apply when there is a change in the consumption tax or the like due to an amendment of law or regulation.

Article 3 (Concurrent Use of Note)

1.

To secure the repayment of the amount borrowed under Article 1, Borrower shall issue a promissory note for the amount and payment due date specified by Resona, submit it to Resona, and continue renewing in the same manner until the final repayment deadline.

2.

Borrower may omit the delivery of the promissory note referred to in the preceding paragraph after obtaining Resona’s consent; provided, however, that even in such cases, if requested by Resona at a later date, Borrower shall immediately deliver a promissory note according to the provisions of the preceding paragraph.

Article 4 (Automatic Payment of Principal and Interest Repayment Amount, Etc.)

1.

Regarding the payment of principal, interest, late payment charges, and the like under this Agreement, we will deposit at least the prescribed payment amount to the bank account for repayment designated in Article 1 by each payment date, so on the payment due date, regardless of the terms and conditions for checking accounts or the terms and conditions for ordinary savings accounts, Resona shall make a withdrawal from the bank account for repayment, without the need for a check, ordinary savings account or multipurpose account passbook, or withdrawal slip, and apply to the payment in each instance.

2.

If the balance of the bank account under the preceding paragraph is less than the payment amount in each instance, we will not object even if Resona does not accept partial payment and takes the prescribed measures for late payment.

3.

If the balance of the bank account under the preceding paragraph reaches the amount to be paid on a later date, Resona may take the same steps as those set forth in paragraph 1 at any time, including for late payment charges.

Article 5 (Withdrawal of Ancillary Expenses)

Regarding the credit guarantee corporation guarantee fee and other guarantee fees, certified date fee, and registration fees required to preserve Resona’s claims under this Agreement, and all other expenses regarding this Agreement, please withdraw from Borrower’s bank account and apply in accordance with Article 4.

Article 6 (Late Payment Charge)

If Borrower fails to perform its obligations to Resona under this Agreement, Borrower shall pay to Resona a late payment charge on the amount payable at a rate of 14% per annum (prorated based on a 365-day year).

Article 7 (Preparation of Notarized Deed)

Upon Resona’s request, Borrower and the cosigner shall immediately carry out the necessary procedures for preparing a notarized deed for the debt under this Agreement which contains an acknowledgment of compulsory execution that expressly includes an acceleration clause. The costs required for such procedures will be borne by Borrower and the cosigner.

Article 8 (Review of Transaction Terms)

1.

If any of the events set forth below applies to Borrower, Resona may request Borrower for a consultation regarding the review of the interest rate and margin for the amount borrowed under this Agreement. Borrower shall comply with such request for consultation by Resona.

(i)	Current net loss for 2 consecutive fiscal years

Current net loss for 2 consecutive fiscal years means a situation where the current income in the profit and loss statement (or anything equivalent thereto) is negative for the final fiscal year-end and its immediately-preceding fiscal year-end, and this provision will also apply in cases where the current income is negative for 3 or more consecutive fiscal years.

(ii)	Liabilities in excess of assets

Liabilities in excess of assets means a situation where liabilities exceed assets on the balance sheet for the final fiscal year-end.

(iii)	The occurrence of any other objective reason for Resona to determine that a review of the transaction terms is necessary.

2.

Even if any of the events set forth in the preceding paragraph applies to Borrower, this will not preclude the application of an event of acceleration under the banking transaction agreement between Borrower and Resona.

Article 9 (Assignment of Claims)

1.

Resona may assign (for purposes of this Article, including entrustment) all or a portion of the loan claims under this Agreement to another financial institution or the like in the future. Borrower acknowledges that each provision of the banking transaction agreement between Borrower and Resona and each provision of this Agreement will continue to apply even after the assignment of claims.

2.

Borrower agrees that, during the period for which Resona is entrusted by the assignee (for purposes of this Article, including trust beneficiaries) with respect to a claim that Resona has assigned under the preceding paragraph, Resona will perform debt management and collection under this Agreement as an agent for the assignee.

3.

In cases where a claim under this Agreement is guaranteed by a credit guarantee corporation, when Resona assigns a claim pursuant to paragraph 1, Resona shall obtain the approval of the credit guarantee corporation in advance.

Article 10 (Guaranty)

1.

Based on the entrustment by Borrower, the cosigner shall be jointly and severally liable with Borrower for the guaranty obligations with respect to all of Borrower’s debts owed to Resona as a result of the transaction under this Agreement, and the performance of such obligations will be subject to this Agreement as well as each provision of the banking transaction agreement that was separately executed by Borrower.

2.	The cosigner shall not set off Borrower’s deposits with and other claims against Resona against cosigner’s guaranty obligations.

3.	Even if Resona modifies or releases the collateral or other security at its convenience, the cosigner shall not claim an exemption of liability.

4.

If the cosigner performs the guarantee obligation, it shall not exercise the rights acquired from Resona by subrogation without Resona’s consent during the transaction between Borrower and Resona. Upon Resona’s request, such rights or rank will be assigned to Resona at no charge.

5.

If the cosigner has provided any other guaranty with respect to transactions between Borrower and Resona, such guaranty will not be modified by this guaranty agreement, and if it has provided any other guaranty with a maximum limit, the amount of such guaranty will be added to such maximum limit. The foregoing will also apply in cases where the cosigner provides other guarantees in the future with respect to transactions between Borrower and Resona.

6.

If Resona demands performance by the cosigner, a person who has assumed its debt, or general successor thereto, such demand for performance will also become effective against Borrower and other cosigners.

7.

Borrower agrees that, upon request by a guarantor (including guarantors who are not entrusted by Borrower) to Resona, Resona will provide to the guarantor the information specified in Article 458-2 of the Civil Code (whether or not there is any non-payment of the principal of the principal debt and the interest, penalty, damages, and all other obligations subordinate to the principal debt, as well as the balance thereof and the amount of such balance that has become due and payable).

8.	If there is a change in the cosigner’s seal, name, trade name, representative, address, or any other matter that has been notified to Resona, the cosigner shall immediately notify Resona in writing.

9.

If a notice given or a document or the like sent by Resona arrives late or does not arrive due to a reason attributable to the fault of the cosigner such as failing to provide the notification under the preceding paragraph or not accepting the notice from Resona, such notice, document, or the like will be deemed to have arrived when it normally would have arrived.

[Special Provision Rules when Performing Guaranty Obligations]

If the cosigner files for insolvency proceedings regarding the guaranty obligations under this Agreement in accordance with the Guidelines for Business Owner Guarantee published by the Study Group on the Guidelines for Business Owner Guarantee (Japanese Bankers Association and The Japan Chamber of Commerce and Industry serving as the secretariat) on December 5, 2013 (including amendments made after publication, the “Guidelines”), the Bank shall make an effort to handle such insolvency proceedings in good faith pursuant to the Guidelines.

Article 11 (Confirmation of Information Provision)

1.	Borrower has provided to the guarantor the same information as those provided to the creditor regarding the following matters:

(i)	Status of Borrower’s property, income, and expenditures

(ii)	Whether or not Borrower has any debt other than this debt, as well as the amount and payment status thereof

(iii)	If there is anything else that Borrower has provided or will be providing as collateral for this debt, state accordingly and the details of such collateral

2.	The guarantor has received from Borrower information regarding the following matters:

(i)	Status of Borrower’s property, income, and expenditures

(ii)	Whether or not Borrower has any debt other than this debt, as well as the amount and payment status thereof

(iii)	If there is anything else that Borrower has provided or will be providing as collateral for this debt, state accordingly and the details of such collateral

Article 12 (Jurisdiction)

If a lawsuit regarding a transaction under this Agreement becomes necessary, the parties agree to submit to the jurisdiction of the district court in Osaka or Tokyo or the court having jurisdiction over the location of the handling branch.